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                                                               EXHIBIT 3.1



                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           THOMAS & BETTS CORPORATION



TO:   THE SECRETARY OF STATE
      STATE OF NEW JERSEY


      Pursuant to the provisions of Section 14A:9-5 of the New Jersey Business Corporation Act, the undersigned corporation hereby executes the following Restated Certificate of Incorporation.


      FIRST:  The name of the Corporation is Thomas & Betts Corporation.


      SECOND:     The purpose or purposes for which the Corporation is
organized are:

      (1) To make and deal in proprietary and manufactured articles of all kinds and description and in electrical, chemical, photographical, surgical and scientific apparatus, devices and machinery of all kinds, and to carry on any other manufacturing, trading or distributing business, such as merchants, factors, agents or otherwise.

      (2) To carry on a general contracting business; to do electrical work of every kind and description, including the business of electricians, electrical and mechanical engineers and dealers, either as principals or agents, in electric motors, dynamos and electrical machinery, appliances, plants and supplies of any nature or kind whatsoever; to construct, erect, install, alter, repair, equip and deal in works, plants, instruments and machinery for generating, supplying and distributing electricity for light, heat, power or other purposes.

      (3) To manufacture, purchase or otherwise acquire, hold, own, mortgage, sell, assign and transfer, invest, trade, deal in and with other goods, wares, merchandise and property of every class and description, and generally to purchase, take on lease or in exchange, hire or otherwise acquire, deal in and with both real and personal property and any rights or privileges which the Corporation may consider necessary or convenient for the purpose of its business aforesaid.

      (4) To purchase or otherwise acquire the business or property of any person, firm, association or corporation, and to pay for the same in cash, stock or bonds of the Corporation or otherwise, and to hold or in any manner dispose of the whole or any part of the business or property so purchased, or to conduct or manage in any lawful manner the whole or any part of the business or property so acquired, and to exercise all the powers necessary or convenient in and about the conducting and managing of such business or property.
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      (5)     To purchase or otherwise acquire, hold, sell or otherwise
dispose of stocks, bonds, debentures, notes, or other evidences of indebtedness of any corporation, including its own, for cash, or real or personal property, or in exchange for stocks, bonds, debentures, notes, or other evidences of indebtedness of any corporation, including its own, with full power to borrow such moneys as may be necessary for the purpose of its business, and to make and issue promissory notes, bills of exchange, bonds, debentures, obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge, or otherwise, without limit as to amount, and to secure the same by mortgage, pledge, or otherwise; but it is not intended hereby to provide for and authorize the transaction of a banking business.

      (6) To purchase, acquire, hold, use, enjoy, deal in and dispose of inventions, improvements, letters patent, patent rights, processes, trademarks and devices and to grant licenses to use the same, and to do and transact all lawful business incidental to any or all of the above-mentioned objects.

      (7) To make any guarantees respecting dividends, bonds, interest, contracts or other obligations of this or other corporations.

      (8) The Corporation shall also have power to conduct its business in all its branches at one or more offices and without limitation to purchase, acquire, hold, sell, lease, mortgage and convey real and personal property in any state, territory or possession of the United States and in any foreign country or place.

      (9) The foregoing clauses shall be construed both as objects and powers; and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Corporation.


      THIRD:  (1)     The aggregate number of shares which the Corporation is
authorized to issue is 40,500,000 shares, consisting of 40,000,000 shares of Common Stock, par value $.50 per share, and 500,000 shares of Preferred Stock,
no par value.   The designations, relative rights, preferences and limitations of the shares of each class shall be as follows:

                                  COMMON STOCK

      The Common Stock shall have full voting rights and shall entitle the holders thereof to one vote for each share of Common Stock held by them.

                                PREFERRED STOCK

      Subject to the provisions hereof, the Board of Directors is hereby expressly authorized to issue the shares of Preferred Stock in series and to fix from time to time before issuance the number of shares to be included in each series and the designations, relative rights, preferences and limitations
of all shares of each series.   The authority of the Board of Directors with
respect

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to each series shall include, without limitation, the determination of any or all of the following matters:

          (a) The number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series;

          (b) The annual dividend rate on the shares of such series and whether such dividends shall be cumulative and, if cumulative, the date from which dividends shall accumulate;

          (c) The redemption price or prices for shares of such series, if redeemable, and the terms and conditions of such redemption;

          (d) The preference, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

          (e) The voting rights, if any, of shares of such series in addition to the voting rights prescribed by law and the terms of exercise of such voting rights;

          (f) The right, if any, of shares of such series to be converted into shares of any other series or class and the terms and conditions of such conversion;

          (g) The terms or amount of any sinking fund provided for the purchase or redemption of such series; and

          (h) Any other relative rights, preferences and limitations of such series.

      The shares of each series may vary from the shares of any other series as to any of such matters.

      Dividends on all outstanding shares of Preferred Stock must be declared and paid, or set aside for payment before any dividends may be declared and paid, or set aside for payment, on shares of Common Stock with respect to the same dividend period.

      (2) Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation shall have any preemptive rights to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.


      FOURTH:     The address of the Corporation's current registered office is
28 West State Street, Trenton, New Jersey 08608, and the name of its current registered agent at such address is The Corporation Trust Company.





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      FIFTH:  The number of directors constituting the current board of directors is eleven (11). The names and addresses of the directors are as follows:



          NAMES                                  ADDRESSES
          -----                                  ---------
      Hobart Betts            1555 Lynnfield Road, Memphis, Tennessee 38119
      Raymond B. Carey, Jr.   1555 Lynnfield Road, Memphis, Tennessee 38119
      Ernest H. Drew          1555 Lynnfield Road, Memphis, Tennessee 38119
      T. Kevin Dunnigan       1555 Lynnfield Road, Memphis, Tennessee 38119
      Thomas W. Jones         1555 Lynnfield Road, Memphis, Tennessee 38119
      Robert H. McCaffrey     1555 Lynnfield Road, Memphis, Tennessee 38119
      Clyde R. Moore          1555 Lynnfield Road, Memphis, Tennessee 38119
      J. David Parkinson      1555 Lynnfield Road, Memphis, Tennessee 38119
      Ian M. Ross             1555 Lynnfield Road, Memphis, Tennessee 38119
      Jerre L. Stead          1555 Lynnfield Road, Memphis, Tennessee 38119
      William H. Waltrip      1555 Lynnfield Road, Memphis, Tennessee 38119



      SIXTH:  The duration of the Corporation shall be perpetual.


      SEVENTH:    (1)     The property, affairs, and business of the
Corporation shall be managed by a Board of Directors which shall exercise all the powers of the Corporation without action by the stockholders, except as otherwise expressly provided by statute or by the Certificate of Incorporation or by the By-laws. The number of directors which shall constitute the full Board shall be such as from time to time shall be fixed by the By-laws and such number may be altered from time to time in the manner provided in the By-laws; but such number shall in no case be less than three.

      (2) The Board of Directors shall have power to hold its meetings outside of the State of New Jersey at such places as from time to time may be designated by the By-laws or by resolution of the Board.

      (3) The By-laws may prescribe the number of directors necessary to constitute a quorum of the Board of Directors, which number may be less than a majority of the whole number of the Board of Directors.

      (4) The Board of Directors may appoint from the directors an executive committee, of which a majority shall constitute a quorum; and to such extent as shall be provided in the By-laws, such committee shall have and may exercise all or any of the powers of the Board of Directors during intervals between meetings of the Board, including the power to cause the seal of the Corporation to be affixed to all papers that may require it.





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      (5)     The Board of Directors shall have power from time to time to fix and determine and to vary the amount of the working capital of the Corporation; and to direct and determine the use and disposition of any surplus or net profits over and above the capital stock paid in; and in its discretion the Board of Directors may use and apply any such surplus or net profits in purchasing or acquiring its bonds or other obligations, or shares of its own capital stock, to such extent and in such manner and upon such terms as the Board of Directors shall deem expedient; but shares of such capital stock so purchased or acquired may be resold, unless such shares shall have been retired for the purpose of decreasing the Corporation's capital stock.

      (6) The Board of Directors shall determine from time to time whether and to what extent, and at what time and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to the inspection of stockholders, and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by statute or authorized by the Board of Directors, or by a resolution of the stockholders.

      (7) The Board of Directors may make By-laws, and, from time to time, may alter, amend or repeal any By-Laws; but any By-laws made, altered or amended by the Board of Directors may be altered, amended or repealed by the stockholders at any annual meeting, or at any special meeting, provided notice of such proposed alteration, amendment or repeal be included in the notice of meeting.


      EIGHTH:  (1) (a)    Except as otherwise provided herein, no purchase by
the Corporation from any Interested Person (as hereinafter defined) of shares of any stock of the Corporation owned by such Interested Person shall be made at a price exceeding the average price paid by such Interested Person for all shares of stock of the Corporation acquired by such Interested Person during the two-year period preceding the date of such proposed purchase unless such purchase is approved by the affirmative vote of not less than two-thirds of the votes cast by Disinterested Shareholders (as hereinafter defined) entitled to vote thereon.

          (b) The provisions of this Section 1 of ARTICLE EIGHTH shall not apply to (i) any offer to purchase made by the Corporation which is made on the same terms and conditions to all holders of shares of stock of the Corporation,
(ii) any purchase by the Corporation of shares owned by an Interested Person occurring after the end of two years following the date of the last acquisition by such Interested Person of stock of the Corporation, (iii) any transaction which may be deemed to be a purchase by the Corporation of shares of its stock which is made in connection with the terms or operation of any stock option or other employee benefit plan now or hereafter maintained by the Corporation, or
(iv) any purchase by the Corporation of shares of its stock at prevailing market prices pursuant to a stock repurchase program.

      (2) Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation, no Transaction (as hereinafter defined) between the Corporation and any Interested Person shall be valid nor shall any such Transaction be consummated unless (i)





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such Transaction is expressly approved by at least the affirmative vote of
Disinterested Directors (as hereinafter defined) which vote at the time constitutes at least a majority vote of the entire Board of Directors of the Corporation, or (ii) such Transaction is approved by the affirmative vote of not less than two-thirds of the votes cast by Disinterested Shareholders entitled to vote thereon, or (iii) if such Transaction would result in payment of cash or other property to the shareholders of the Corporation, such transaction provides for the payment to each of the Disinterested Shareholders upon the consummation thereof, in exchange for all the shares of the Corporation's capital stock held by each of such Disinterested Shareholders, consideration which, as to both amount and kind, is equal to or greater than the highest per share price actually paid by or for the account of such Interested Person for the same class of shares of capital stock held by such Disinterested Shareholders during both the two-year period prior to the time any such Interested Person became such and the two-year period prior to the consummation of such Transaction.

      (3) For purposes of this Article: (i) the term "Interested Person" means any individual, corporation, partnership, trust, association or other organization or entity (including any group formed for the purpose of acquiring, voting or holding securities of the Corporation) which beneficially or of record, owns or controls by agreement, voting trust or otherwise, at least 3% of the voting power of any class of capital stock of the Corporation and who (a) is offering shares to the Corporation for repurchase or (b) is party to a proposed Transaction with the Corporation, as the case may be, and such term also includes any corporation, partnership, trust, association, or other organization or entity in which one or more Interested Persons have the power, through the ownership of voting securities, by contract, or otherwise, to influence significantly any of the management, activities or policies of such corporation, partnership, trust, association, or other organization or entity; (ii) the term "Disinterested Director" means a director (excluding any director who is an Interested Person) who was either a member of the Board of Directors of the Corporation prior to the time the Interested Person in the proposed Transaction became an Interested Person or who subsequently became a director of the Corporation and whose election, or nomination for election, was approved by the vote of at least a majority of the Disinterested Directors of the Corporation voting on such nomination or election; (iii) the term "Disinterested Shareholders" means those holders of the Corporation's capital stock entitled to vote on the Transaction, none of which is an Interested Person; and (iv) the term "Transaction" includes a merger, consolidation, liquidation, or other form of corporate reorganization deemed to involve the purchase or transfer of the shares of the Corporation.

      (4) The provisions of this Article shall not be amended without the affirmative vote of not less than two- thirds of the votes cast by shareholders entitled to vote thereon; provided, however, that if, at the time of such vote, there shall be one or more Interested Persons, (i) in the case of amendment of
Section 1 or 2 of this ARTICLE EIGHTH, such affirmative vote shall include the affirmative vote in favor of such amendment of not less than two-thirds of the votes cast by Disinterested Shareholders entitled to vote thereon, or (ii) in the case of Section 2 of this ARTICLE EIGHTH, such amendment shall have been approved by the affirmative vote of Disinterested Directors, which vote at the time constitutes at least a majority vote of the entire Board of Directors of the Corporation.





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      (5)     The provisions of this Article shall be in addition to any other provisions of the New Jersey Business Corporation Law or this Certificate of Incorporation or the By-laws of the Corporation, each as amended from time to time, applicable to the authorization and consummation by the Corporation of any transaction or amendment contemplated by this ARTICLE EIGHTH.


      NINTH:  (1)     Elimination of Certain Liability of Directors.   A
director of the corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

      (2)     Elimination of Certain Liability of Officers.   Unless provided
otherwise by law, an officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

      (3)     Repeal or Modification of ARTICLE NINTH.    Any repeal or
modification of the foregoing paragraphs by the shareholders of the Corporation shall not adversely affect any right or protection of a director or an officer of the Corporation existing at the time of such repeal or modification.


      Dated this first day of December, 1993.


                                                 THOMAS & BETTS CORPORATION




                                              By /s/ James D. Hay
                                                 ------------------------------
                                                 James D. Hay
                                                 Vice President-General Counsel






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                            CERTIFICATE OF AMENDMENT

                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           THOMAS & BETTS CORPORATION

                 Pursuant to the provisions of Section 14A:7-15.1(3) of the New Jersey Business Corporation Act, the undersigned corporation hereby executes the following certificate:

                 FIRST: The name of the corporation is Thomas & Betts
Corporation.

                 SECOND: The date of adoption by the Board of Directors of the Corporation of the resolution approving the share division and this related amendment to the Restated Certificate of Incorporation was February 7, 1996.

                 THIRD: This amendment to the Restated Certificate of Incorporation will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the share division exceeding the percentage of authorized shares that was unissued before the share division.

                 FOURTH: The class of shares subject to the division is the common stock of the Corporation and the number of shares of common stock subject to the division is 40,000,000. Each issued and outstanding share of common stock shall be divided into two shares of common stock of the Corporation.

                 FIFTH: The Restated Certificate of Incorporation of the Corporation is amended to increase the Corporation's number of authorized common shares from 40,000,000 to 80,000,000. In connection therewith, the Third Article of the Restated Certificate of Incorporation is deleted in its entirety and the following substituted in lieu thereof:

                          "THIRD:  (1)     The aggregate number of shares which
                          the Corporation is authorized to issue is 80,500,000 shares, consisting of 80,000,000 shares of Common Stock, par value $.50 per share, and 500,000 shares of Preferred Stock, no par value. The designations, relative rights, preferences and limitations of the shares of each class shall be as follows:

                                           COMMON STOCK

                                  The Common Stock shall have full voting
                          rights and shall entitle the holders thereof to one vote for each share of Common Stock held by them.


                                           PREFERRED STOCK

                                  Subject to the provisions hereof, the Board
                          of Directors is hereby expressly authorized to issue the shares of Preferred Stock in series and to fix from time to time before issuance the number of shares to be included in each series and the designations, relative rights, preferences and limitations of all shares of each series. The authority of the Board of Directors with respect to each series shall include, without limitation, the determination of any or all of the following matters:

                                  (a)      The number of shares constituting
                          such series and the designation thereof to distinguish the shares of such series from the shares of all other series;

                                  (b)      The annual dividend rate on the
                          shares of such series and whether such dividends shall be cumulative and, if cumulative, the date from which dividends shall accumulate;

                                  (c)      The redemption price or prices for
                          shares of such series, if redeemable, and the terms and conditions of such redemption;

                                  (d) The preference, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                                  (e) The voting rights, if any, of shares of such series in addition to the voting rights prescribed by law and the terms of exercise of such voting rights;

                                  (f) The right, if any, of shares of such series to be converted into shares of any other series or class and the terms and conditions of such conversion;

                                  (g)      The terms or amount of any sinking
                          fund provided for the purchase or redemption of such series; and

                                  (h)      Any other relative rights,
                          preferences and limitations of such series.

                                  The shares of each series may vary from the
                          shares of any other series as to any of such matters.

                                  Dividends on all outstanding shares of
                          Preferred Stock must be declared and paid, or set aside for payment before any dividends may be declared and paid, or set aside for payment, on shares of Common Stock with respect to the same dividend period.

                                  (2)      Except as may otherwise be provided
                          by the Board of Directors, no holder of any shares of the stock of the Corporation shall have any preemptive rights to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares."

                 SIXTH: The amendment set forth herein shall become effective as of close of business on March 8, 1996.

                 Dated this 19th day of February, 1996.

                                     Thomas & Betts Corporation,
                                      a New Jersey corporation


                                     By: /s/ T. Kevin Dunnigan
                                        ---------------------------------
                                        T. Kevin Dunnigan, Chairman
                                         and Chief Executive Officer